Exhibit 99.1

CORRECTING and REPLACING SandRidge Permian Trust Announces Quarterly Distribution

SANDRIDGE PERMIAN TRUST

The Bank of New York Mellon Trust Company, N.A., Trustee

News Release

For Immediate Release

CORRECTION . . . by Sandridge Permian Trust

HOUSTON, Texas — In the press release issued July 25, 2019, the Sales Volumes for Natural Gas Liquids “NGL” (MBbl) and Natural Gas (MMcf) were inadvertently reversed and listed incorrectly in the table.  The Sales Volumes for Natural Gas Liquids “NGL” (MBbl) should read 13 (instead of 42) and for Natural Gas (MMcf) should read 42 (instead of 13).

The corrected release reads:

SANDRIDGE PERMIAN TRUST (NYSE: PER) today announced a quarterly distribution for the three-month period ended June 30, 2019 (which primarily relates to production attributable to the Trust’s interests from March 1, 2019 to May 31, 2019) of approximately $4.65 million, or $0.089 per unit.  The Trust makes distributions on a quarterly basis on or about the 60th day following the completion of each quarter.  The distribution is expected to occur on or before August 23, 2019 to holders of record as of the close of business on August 9, 2019.

During the three-month production period ended May 31, 2019, combined sales volumes were slightly lower than the previous period and the average oil price received from the sale of minerals attributable to the Trust’s interests increased as compared to the three-month period ended February 28, 2019.  As no additional development wells will be drilled, the Trust’s production is expected to decline each quarter during the remainder of its life.

As previously announced, the Trustee intends to withhold the greater of $190,000 or 3.5% of the funds otherwise available for distribution each quarter to gradually increase existing cash reserves by a total of approximately $2,275,000.  The withholding for this distribution is $190,000.  This cash is reserved to pay or provide for the payment of future known, anticipated or contingent expenses or liabilities of the Trust.

The Trust owns royalty interests in oil and natural gas properties in the Central Basin Platform of the Permian Basin in Andrews County, Texas and is entitled to receive proceeds from the sale of production attributable to the royalty interests.  As described in the Trust’s filings with the Securities and Exchange Commission (the “SEC”), the amount of the quarterly distributions is expected to fluctuate from quarter to quarter, depending on the proceeds received by the Trust as a result of actual production volumes, oil, natural gas and NGL prices, and the amount and timing of the Trust’s administrative expenses, among other factors.  All Trust unitholders share distributions on a pro rata basis.

Volumes, average prices and distributable income available to unitholders for the period were (dollars in thousands, except per unit):

Sales Volumes
Oil (MBbl)	105
Natural Gas Liquids “NGL” (MBbl)	13
Natural Gas (MMcf)	42
Combined (MBoe)	125
Average Price
Oil (per Bbl)	$55.13
NGL (per Bbl)	$18.25
Natural Gas (per Mcf)	$0.68
Natural Gas (per Mcf) including impact of post-production expenses	$0.36
Revenues	$6,050
Expenses	1,206
Distributable income	$4,844
Additional cash reserve	190
Distributable income available to unitholders	$4,654
Distributable income per unit (52,500,000 units issued and outstanding)	$0.089

Pursuant to Internal Revenue Code Section 1446, withholding tax on income effectively connected to a United States trade or business allocated to foreign partners should be made at the highest marginal rate. Under Section 1441, withholding tax on fixed, determinable, annual, periodic income from United States sources allocated to foreign partners should be made at 30% of gross income unless the rate is reduced by treaty.  This is intended to be a qualified notice by SandRidge Permian Trust to nominees and brokers as provided for under Treasury Regulation Section 1.1446-4(b), and while specific relief is not specified for Section 1441 income, this disclosure is intended to suffice.  Nominees and brokers should withhold at the highest marginal rate on the distribution made to foreign partners.

This press release contains statements that are “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. All statements contained in this press release, other than statements of historical facts, are “forward-looking statements” for purposes of these provisions.  These forward-looking statements include the amount and date of any anticipated distribution to unitholders, and the Trustee’s planned withholding of funds to increase cash reserves for future known, anticipated or contingent expenses or liabilities of the Trust.  The anticipated distribution is based, in part, on the amount of cash received or expected to be received by the Trust from Avalon Energy, LLC (“Avalon”) with respect to the relevant period. Any differences in actual cash receipts by the Trust could affect this distributable amount.  The amount of such cash received or expected to be received by the Trust (and its ability to pay distributions) has been and will be significantly and negatively impacted by prevailing low commodity prices, which could remain low for an extended period of time or decline further. Other important factors that could cause actual results to differ materially include expenses of the Trust and reserves for anticipated future expenses.  Statements made in this press release are qualified by the cautionary statements made in this press release.  Neither Avalon nor the Trustee intends, and neither assumes any obligation, to update any of the statements included in this press release.  An investment in Common Units issued by SandRidge Permian Trust is subject to the risks described in the Trust’s Annual Report on Form 10-K for the year ended December 31, 2018, and all of its other filings with the SEC.  The Trust’s quarterly and other filed reports are or will be available over the Internet at the SEC’s website at http://www.sec.gov.

Contact:                        SandRidge Permian Trust

The Bank of New York Mellon Trust Company, N.A., as Trustee

Sarah Newell

1(512) 236-6555